UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2024

EYENOVIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38365	47-1178401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Madison Avenue, Suite 2400, New York, NY 10017

(Address of Principal Executive Offices, and Zip Code)

(833) 393-6684

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, par value $0.0001 per share	EYEN	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On January 25, 2024, Eyenovia released an updated investor presentation, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Eyenovia is developing topical ophthalmic medications that utilize its novel, patented Optejet® drug-device dispensing platform to address large market indications with significant unmet medical needs. Numerous studies have demonstrated the ability of the Optejet to achieve efficacy with up to 80% less medication than traditional eye drops, resulting in increased local tolerability and decreased systemic exposure to both drug and preservatives. The Optejet technology is protected by a comprehensive IP portfolio, with many claims in effect beyond 2031.

Complementing its Optejet device, Eyenovia is developing its Optecare™ suite of digital applications which leverages the onboard programming and Bluetooth technology in the Optejet to track usage and boost compliance through reminders sent to the patient, which may result in improved patient outcomes. This also represents a potential additional revenue stream for eye doctors under a CPT code for “Remote Therapeutic Monitoring Treatment Management Services.”

Eyenovia currently has one commercial asset, Mydcombi for mydriasis (in-office and surgical pupil dilation), which is currently being launched commercially. Eyenovia estimates this to be a $250 million market annually, and the updated investor presentation contains several testimonials from early adopters of the technology. Mydcombi represents the first FDA approved drug in the Optejet, providing important validation of the technology.

Eyenovia in-licensed its second asset, APP13007 for pain and inflammation following ocular surgery, from Formosa Pharmaceuticals in August of 2023. APP13007 has an FDA PDUFA date of March 4, 2024. APP13007 utilizes Formosa’s APNT™ platform which reduces an active pharmaceutical ingredient’s particle size with high uniformity and purity, ultimately enhancing bioavailability.

New clinical data in the updated investor presentation demonstrates that 91% of APP13007-treated patients were pain free through day 15, as compared to 42% for placebo. Similarly, 59% of APP13007-tretaed patients were free from inflammation (ACC Grade 0) through day 15, versus 16% for placebo. Importantly, the clinical profile of APP13007 allows for 2x/day dosing in a market where most approved treatments require up to 4x/day dosing. APP13007 was well tolerated in clinical trials. Eyenovia plans to launch APP13007 in 2H 2024, if approved. This would allow the company to further leverage its planned 10-person field sales force.

In addition, Eyenovia recently announced that it has re-acquired the development rights to MicroPine (precision dosed atropine spray) from Bausch+Lomb, which is currently in Phase 3 for pediatric myopia. Myopia, which typically begins in early childhood, is characterized by an elongation of the eye, resulting in significant vision loss and even blindness if not treated. It is estimated that myopia affects 25 million children in the U.S. alone, with five million of those believed to be at high risk. The Review of Myopia Management states this equates to a $1.8 billion annual market opportunity in the U.S., with a similar opportunity in China. With myopia, treatment compliance is particularly important to slow disease progression, early indications from use of Eyenovia’s Optecare remote therapeutic monitoring suggest enhanced dosing compliance as compared to historical treatments without such monitoring.

In terms of remaining development steps for MicroPine, Eyenovia is planning to meet with FDA to discuss possible changes to the Phase 3 CHAPERONE clinical trial protocol to expedite development, including a possible interim analysis of data from ~300 patients in late 2024. If positive and statistically significant, Eyenovia plans to meet with FDA again with the goal of submitting an NDA in 2H 2026. If positive but not statistically significant, Eyenovia will continue the trial until the original enrollment target of 420 patients reaches the study endpoint. Under that scenario, the Company would plan to file an NDA in 2H 2027.

Longer term, the Company sees potential applications for the Optejet in glaucoma (annual U.S. market opportunity of $2.7 billion), acute dry eye ($610 million), chronic dry eye ($5.5 billion) and eye hydration.

Eyenovia’s updated investor presentation is also available for download under “Events and Presentations” in the “Investors” section of the Company’s website, www.eyenovia.com.

The information contained in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that Section or Sections 11 and 12(a)(2) of the Securities Act. The information contained in this Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Eyenovia, Inc. Updated Corporate Presentation, dated January 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Date: January 25, 2024	/s/ John Gandolfo
John Gandolfo
Chief Financial Officer